Gulf Onshore Acquires 3,200 Acre Oil Lease

Tuesday June 3, 1:37 pm ET

DALLAS, TX--(MARKET WIRE)--Jun 3, 2008 -- Gulf Onshore, Inc. (OTC BB: GFON.OB - News) is pleased to announce they have closed on several oil and gas leases in Throckmorton and Shackleford Counties, Texas which total 3,200 acres and have 80 existing well bores. The leases have multiple existing producing wells. The Company paid 10,000,000 shares of its Common stock, par value .001, as consideration for the leases. The engineering report shows proved developed producing (PDP) and proved developed non producing (PDNP) reserves of 454,194 Bbls of oil and 8.98 MMcfg of gas.

As part of the acquisition of the Throckmorton and Shackleford County leases Gulf also acquired the Operator Curado Energy Resources, Inc. Curado is a registered Operator with the Railroad Commission of Texas. Gulf paid $250,000.00 in the form of a one year note for 100% of the outstanding stock of Curado.

About Gulf Onshore, Inc.

Gulf Onshore, Inc. is an oil and gas company with a focus on oil and gas prospects and properties which require further development. Gulf is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Gulf trades under the ticker symbol GFON.BB on the OTCBB.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "intends," "projects," "plans," or similar phrases may be deemed "forward-looking statements." Although Gulf Onshore, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

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     Taylor Capitol, Inc.
     Stephen Taylor
     973-351-3868